Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175465

PROSPECTUS SUPPLEMENT NO. 5
to Prospectus declared
effective on July 22, 2011
(Registration No. 333-175465)

INTELGENX TECHNOLOGIES CORP.

This Prospectus Supplement No. 5 supplements our Prospectus dated July 11, 2011 and should be read in conjunction therewith. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

  the attached Quarterly Report on Form 10-Q, for the quarter ended March 31, 2012.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "IGXT" and on the TSX-V under the symbol "IGX".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 16, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2012

or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to ________

Commission File Number 000-31187

INTELGENX TECHNOLOGIES CORP.
(Exact name of small business issuer as specified in its charter)

Delaware	87-0638336
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6425 Abrams, Ville Saint Laurent, Quebec H4S 1X9, Canada
(Address of principal executive offices)

(514) 331-7440
(Issuer's telephone number)

(Former Name, former Address, if changed since last report)

Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X]      No [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

Yes [_]      No [_]

APPLICABLE TO CORPORATE ISSUERS:

49,621,859 shares of the issuer’s common stock, par value $.00001 per share, were issued and outstanding as of May 10, 2012.

IntelGenx Technologies Corp.
Form 10-Q

IntelGenx Technologies Corp.

Consolidated Interim Financial Statements
March 31, 2012
(Expressed in U.S. Funds)
(Unaudited)

Contents
Balance Sheet	2
Statement of Shareholders' Equity	3
Statement of Operations and Comprehensive Loss	4
Statement of Cash Flows	5
Notes to Financial Statements	6 - 10

IntelGenx Technologies Corp.

Consolidated Balance Sheet
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current
Cash and cash equivalents	$4,059	$3,505
Accounts receivable	246	263
Prepaid expenses	83	68
Loan receivable	-	85
Investment tax credits receivable	211	375
	4,599	4,296
Property and Equipment	333	149
Intangible assets	125	125
	$5,057	$4,570
Liabilities
Current
Accounts payable and accrued liabilities	396	666
Deferred license revenue (note 4)	45	-
	441	666
Deferred license revenue, non-current portion (note 4)	955	-
Shareholders' Equity
Capital Stock (note 5)	0	0
Additional Paid-in-Capital	16,166	15,918
Accumulated Deficit	(12,795)	(12,213)
Accumulated Other Comprehensive Income	290	199
	3,661	3,904
	$5,057	$4,570

See accompanying notes

Approved on Behalf of the Board:

/s/ J. Bernard Boudreau                           Director

/s/ Horst G. Zerbe                                     Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Period Ended March 31, 2012
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Income	Equity
Balance - December 31, 2011	48,895,028	$0	$15,918	$(12,213)	$199	$3,904
Foreign currency translation adjustment	-	-	-	-	91	91
Warrants exercised (note 6)	726,830	-	233	-	-	233
Stock-based compensation (note 6)	-	-	15	-	-	15
Net loss for the period	-	-	-	(582)	-	(582)
Balance – March 31, 2012	49,621,858	$0	$16,166	$(12,795)	$290	$3,661

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Operations and Comprehensive Loss
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period
	Ended March 31,
	2012	2011
Revenue	$100	$96
Other income	185	2
	285	98

Expenses
Research and development	445	329
Research and development tax credits	(25)	(41)
Management salaries	169	139
General and administrative	75	110
Professional fees	146	153
Depreciation	8	8
Foreign exchange	48	(1)
Interest	1	1
	867	698
Net Loss	(582)	(600)
Other Comprehensive Loss
Foreign currency translation adjustment	91	40
Comprehensive Loss	$(491)	$(560)
Basic and Diluted Weighted Average Number of Shares Outstanding	49,324,531	39,649,559
Basic and Diluted Loss Per Common Share (note 8)	$(0.01)	$(0.01)

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period
	Ended March 31,
	2012	2011

Funds Provided (Used) -
Operating Activities
Net loss	$(582)	$(600)
Depreciation	8	8
Stock-based compensation	15	12
Accounts receivable write-off	-	52
	(559)	(528)
Changes in assets and liabilities:
Accounts receivable	18	(48)
Prepaid and other assets	(15)	(19)
Other receivables	249	(46)
Accounts payable and other accrued liabilities	(270)	(71)
Deferred revenue	1,000	-
	423	(712)

Financing Activities
Issue of capital stock	233	108
	233	108

Investing Activities
Additions to property and equipment	(189)	(3)
	(189)	(3)
Increase/(Decrease) in Cash and Cash Equivalent	467	(607)
Effect of Foreign Exchange on Cash and Cash Equivalents	88	38
Cash and Cash Equivalents
Beginning of Period	3,505	1,144
End of Period	$4,059	$575

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2012
(Expressed in U.S. Funds)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature.

These financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2011. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Management has performed an evaluation of the Company’s activities through the date and time these financial statements were issued and concluded that there are no additional significant events requiring recognition or disclosure.

2.	Adoption of New Accounting Standards

Revenue Recognition and Disclosures

In May 2011, the FASB issued Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, ASU 2011-4 is effective during interim and annual periods beginning after December 15, 2011. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2012
(Expressed in U.S. Funds)
(Unaudited)

2.	Adoption of New Accounting Standards (Cont’d)

In June 2011, the FASB issued Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. Under the amendments, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This Update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. In December 2011 however, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

In September 2011, the FASB issued Update No. 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. For public entities, ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2012
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies

Recently Issued Accounting Pronouncements

In December 2011, the FASB issued Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. The objective of this Update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure is required for all comparative periods presented. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

In December 2011, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this amendment is not expected to have a material effect on the Company’s financial position or results of operations, but will affect the presentation of Other Comprehensive Income in the Company’s financial statements.

4.	Deferred License Revenue

Deferred license revenue represents upfront payments received for the granting of licenses to the Company’s patents, intellectual property and proprietary technology for commercialization. Deferred license revenue is recognized in income over the period where sales of the licensed products will occur.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2012
(Expressed in U.S. Funds)
(Unaudited)

5.	Capital Stock

	March 31,	December 31,
	2012	2011
Authorized -
100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value
Issued -
49,621,858 (December 31, 2011 - 48,895,028) common shares	$496	$489

6.	Additional Paid-In Capital

Stock options

Compensation expenses for stock-based compensation of $15 thousand and $12 thousand were recorded during the three-month period ended March 31, 2012 and 2011 respectively. Of the amount expensed in 2012, $1 thousand (2011 - $4 thousand) relates to stock options granted to investor relations firms as compensation for investor relation services, and $14 thousand (2011 - $8 thousand) relates to stock options granted to employees and directors. As at March 31, 2012, the Company has $69 thousand (2011 - $41 thousand) of unrecognized stock-based compensation.

Warrants

During the three month period ended March 31, 2012 a total of 1,206,418 warrants were exercised for 726,830 common shares having a par value of $0 thousand in aggregate, for cash consideration of $233 thousand, resulting in an increase in additional paid-in capital of $233 thousand.

7.	Related Party Transactions

Included in management salaries are $1 thousand (2011 - $1 thousand) for options granted to the Chief Financial Officer and $2 thousand (2011 - $1 thousand) for options granted to the Chief Executive Officer under the 2006 Stock Option Plan and $7 thousand (2011 - $2 thousand) for options granted to non-employee directors.

Also included in management salaries are director fees of $27 thousand (2011 - $19 thousand) for attendance to board meetings and audit committee meetings.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2012
(Expressed in U.S. Funds)
(Unaudited)

8.	Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants, share-based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

Item 2 Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

Introduction to Management’s Discussion and Analysis

The purpose of this section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, is to provide a narrative explanation of the financial statements that enables investors to better understand the business of the Company, to enhance the Company’s overall financial disclosures, to provide the context within which the Company’s financial information may be analyzed, and to provide information about the quality of, and potential variability of, the Company’s financial condition, results of operations and cash flows. Unless otherwise indicated, all financial and statistical information included herein relates to continuing operations of the Company. Unless otherwise indicated or the context otherwise requires, the words, “IntelGenx, “Company”, “we”, “us”, and “our” refer to IntelGenx Technologies Corp. and its subsidiaries, including IntelGenx Corp. This information should be read in conjunction with the accompanying unaudited Consolidated Financial Statements and Notes thereto.

Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

We have also undertaken a strategy under which we will work with pharmaceutical companies in order to develop new dosage forms for pharmaceutical products for which patent protection is nearing expiration. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical trials, other than bioavailability studies, conducted by or for the sponsor.

We are currently continuing to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We currently purchase and/or lease, on an as-needed basis, the equipment necessary for performing research and development activities related to our products.

We plan to hire new personnel, primarily in the area of research and development, on an as-needed basis as we enter into partnership agreements and increase our research and development activities.

Key Developments

On February 14, 2012 we announced an exclusive agreement with Edgemont Pharmaceuticals, LLC (“Edgemont”) for the commercialization of our lead product, CPI-300, in the United States.

Under the terms of the agreement, Edgemont has obtained certain exclusive rights to market and sell CPI-300 in the U.S. In exchange, we received a $1.0 million upfront payment and could receive launch related milestones totaling up to $4.0 million. In addition, we will be eligible for milestones of up to $23.5 million upon achieving certain sales and exclusivity targets, and we will receive double-digit royalties on the net sales of CPI-300.

We expect CPI-300 to be commercially launched by Edgemont in the summer of 2012.

CPI-300 is a novel, high mg strength formulation of bupropion HCl, the active ingredient in Wellbutrin XL®. When launched, CPI-300 will provide high dose bupropion XL patients the opportunity to achieve their mg dose in a single pill versus the multiple pills they currently need to take. Reducing the number of pills per dose is a well-published and important clinical benefit.

Currency rate fluctuations

Our operating currency is Canadian dollars, while its reporting currency is U.S. dollars. Accordingly, our results of operations and balance sheet position have been affected by currency rate fluctuations. The following management discussion and analysis takes this into consideration whenever material.

Results of Operations for the three month period ended March 31, 2012 compared with the three month period ended March 31, 2011.

				Percentage
In U.S.$ thousands	2012	2011	Increase/	Increase/
			(Decrease)	(Decrease)
Revenue	$100	$96	$4	4%
Other Income	185	2	183	9,150%
Research and Development Expenses	445	329	116	35%
Research and Development Tax Credit	(25)	(41)	(16)	(39%	)
Management Salaries	169	139	30	22%
General and Administrative Expenses	75	110	(35)	(32%	)
Professional Fees	146	153	(7)	(5%	)
Foreign Exchange	48	(1)	49	N/A
Net Loss	(582)	(600)	(18)	(3%	)

Revenue and Other Income

Total revenue and other income increased by $187 thousand, or 191%, from $98 thousand in the first three months of 2011 to $285 thousand in the first three months of 2012.

In February 2012 we received a $1.0 million upfront payment under our agreement with Edgemont. The upfront payment has been recorded as deferred license fees and will be amortized ratably as revenue in relation to product sales until December 2015, which is the estimated minimum time period that the product could retain market exclusivity. The product is expected to be commercially launched in the summer of 2012 and, accordingly, none of the upfront payment has been recognized as revenue to date.

Other income of $185 thousand was recorded in the first three months of 2012, compared with $2 thousand in the same period of the previous year. Included within other income in the first three months of 2012 is approximately $181 thousand relating to the cancelation of an invoice received from a supplier in 2011.

Research and Development (“R&D”) Expenses

R&D expenses totaled $445 thousand in the three months ended March 31, 2012, representing an increase of $116 thousand, or 35%, to the expense of $329 thousand recorded in the same period of last year.

The increase in R&D expenses is primarily related to the costs associated with a pilot clinical study that we are in the process of completing for one of our projects.

Included within R&D expenses for the first three months of 2012 are R&D Salaries of $149 thousand, of which approximately $5 thousand represents non-cash compensation. This compares to R&D salaries of $163 thousand in the first three months of 2011, of which approximately $3 thousand represented non-cash compensation. The decrease in R&D Salaries is attributable to the resignation of one employee who we are currently in the process of replacing and one employee who was transferred into an administrative function, partly offset by annual salary increases effective from January 2012.

In the three months ended March 31, 2012 we recorded estimated Research and Development Tax Credits and refunds of $25 thousand, compared with $41 that was recorded in the same period of the previous year.

Management Salaries and General and Administrative (“G&A”) Expenses

Management salaries increased from $139 thousand in the first three months of 2011 to $169 thousand in the first three months of 2012, representing an increase of $30 thousand, or 22%. The increase is primarily attributable to the appointment of a new member of our Board of Directors in May 2011, stock compensation expense related to options granted to members of our Board, and annual staff salary increases effective from January 2012.

Included in management salaries are approximately $3 thousand (2011: $3 thousand) in non-cash compensation from options granted to management employees in 2010 and 2011, and $6 thousand (2011: $2 thousand) in non-cash compensation from options granted to non-employee directors in 2010 and 2011.

General and administrative expenses decreased from $110 thousand in the three months ended March 31, 2011 to $75 thousand in the three months ended March 31, 2012. The decrease relates to a receivable in the amount of $52 thousand that was written-off in the first quarter of 2011, partly offset by increased travel expenditure.

Professional Fees

Professional fees for the three months ended March 31, 2012 totaled $146 thousand and represent a slight decrease of $7 thousand compared with the amount of $153 thousand recorded in the same period of 2011.

Included within professional fees is a non-cash expense of $1 thousand (2011: $4 thousand for options granted to investor relation firms for investor relation services.

Share-Based Compensation Expense, Warrants and Stock Based Payments

Share-based compensation expense, warrants and share-based payments totaled $15 thousand for the three months ended March 31, 2012, compared with $12 thousand for the three months ended March 31, 2011.

We expensed approximately $3 thousand in the first three months of 2012 for options granted to our employees in 2010 and 2011 under the 2006 Stock Option Plan, and approximately $6 thousand for options granted to non-employee directors in 2010 and 2011, compared with $3 thousand and $2 respectively that was expensed in the same period of the previous year.

We also expensed $1 thousand in the first three months of 2012 for options granted to investor relation firms for investor relation services, compared with $4 thousand that was expensed in the same period of 2011.

There remains approximately $69 thousand in stock based compensation to be expensed in fiscal 2012 and 2013, all of which relates to the issuance of options to employees and directors of the Company during 2010 and 2011. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Foreign Exchange

A foreign exchange loss of approximately $48 thousand was recorded in the three months ended March 31, 2012 compared with a foreign exchange gain of $1 thousand in the same period of the previous year. The foreign exchange gains and losses relate primarily to currency fluctuations between the Canadian dollar and the U.S. dollar.

Key items from the Balance Sheet.

				Percentage
In U.S.$ thousands	March 31,	December	Increase/	Increase/
	2012	31, 2011	(Decrease)	(Decrease)
Current Assets	$4,599	$4,296	$303	7%
Property and Equipment	333	$149	$184	123%
Intangible Assets	125	125	0	0%
Current Liabilities	441	666	(225)	(34%	)
Deferred License Revenue	955	-	955	N/A
Capital Stock	0	0	0	0%
Additional Paid-in-Capital	16,166	15,918	248	2%

Current Assets

Current assets totaled $4,599 thousand at March 31, 2012 compared with $4,296 thousand at December 31, 2011. The increase of $303 thousand is attributable to an increase in cash and cash equivalents of approximately $554 thousand and an increase in prepaid expenses of approximately $15 thousand, partly offset by a decrease in accounts receivable of approximately $17 thousand, a decrease in loan receivable of approximately $85 thousand, and a decrease in investment tax credits receivable of approximately $164 thousand.

Prepaid Expenses

As of March 31, 2012, prepaid expenses totaled $83 thousand as compared with $68 thousand at December 31, 2011. The increase relates to the payment of annual insurance premiums in the first quarter that will be expensed ratably until January 31, 2013.

Liquidity and Capital Resources

Cash and cash equivalents totaled $4,059 thousand as at March 31, 2012 representing an increase of $554 thousand compared with the balance of $3,505 thousand as at December 31, 2011.

In February 2012 we received a $1.0 million upfront payment under an exclusive agreement with Edgemont Pharmaceuticals for the commercialization of our lead product, CPI-300, in the United States. The upfront payment has been recorded as deferred license fees and will be amortized ratably as revenue in relation to product sales until December 2015.

During the three month period ended March 31, 2012 a total of 1,206,418 warrants were exercised for 726,830 common shares for cash consideration of $233 thousand.

Also during the three month period ended March 31, 2012 we invested approximately $182 thousand in new equipment for our VersaFilm technology.

As at March 31, 2012 we had accumulated a deficit of $12,795 thousand compared with an accumulated deficit of $12,213 thousand as at December 31, 2011. Total assets amounted to $5,057 thousand and shareholders’ equity totaled $3,661 thousand as at March 31, 2012, compared with total assets and shareholders’ equity of $4,570 thousand and $3,904 thousand respectively, as at December 31, 2011.

Accounts receivable totaled $246 thousand as at March 31, 2012 compared with $263 thousand as at December 31, 2011.

An interest-bearing short-term loan of $85 thousand that was provided to an employee, who is also an officer of the Company, on November 9, 2011, was repaid on February 28, 2012.

As at March 31, 2012, we had R&D investment tax credits receivable of approximately $211 thousand compared with $375 thousand as at December 31, 2011. We expect to receive approximately $182 thousand during the fourth quarter of 2012, and the balance during the fourth quarter of 2013.

Accounts payable and accrued liabilities as at March 31, 2012 amounted to $396 thousand (December 31, 2011 - $666 thousand), of which approximately $147 thousand relates to research and development activities, approximately $81 thousand relates to professional fees, and approximately $155 thousand relates to accrued payroll liabilities. Included within other accruals is approximately $1 thousand due to a shareholder.

Property and Equipment

As at March 31, 2012, the net book value of property and equipment amounted to $333 thousand, compared with $149 thousand at December 31, 2011. In the three months ended March 31, 2012 additions to assets totaled $189 thousand and comprised $188 thousand for manufacturing and laboratory equipment, and $1 thousand for computer equipment. Total depreciation in the three months ended March 31, 2012 amounted to $8 thousand and a foreign exchange gain of $3 thousand was recorded.

Intangible Assets

As at March 31, 2011 the net book value of intangible assets amounted to $125 thousand, compared with $125 thousand at December 31, 2011. Amortization of this asset will commence upon the commercial launch of CPI-300, which is expected to be in the summer of 2012, and will continue until December 2015, which is the estimated minimum time period that the product could retain market exclusivity.

Deferred License Revenue

Deferred license revenue represents upfront payments received for the granting of licenses to the Company’s patents, intellectual property and proprietary technology for commercialization. Deferred license revenue is recognized in income over the period where sales of the licensed products will occur.

Capital Stock

As at March 31, 2012 capital stock amounted to $496 compared with $489 at December 31, 2011. The increase reflects the issuance of 726,830 shares related to the exercise of warrants issued at par value of $0.00001. Capital stock is disclosed at its par value with the excess of proceeds shown in additional paid-in-capital.

Additional Paid-in-Capital

Additional paid-in capital totaled $16,166 thousand at March 31, 2012, compared with $15,918 thousand at December 31, 2011. Approximately $233 thousand of the increase relates to warrants exercised in the three month period ended March 31, 2012, and $15 thousand relates to stock based compensation, of which approximately $1 thousand is attributable to the amortization of stock options granted to our investor relations consultants and approximately $14 thousand is attributable to the amortization of stock options granted to employees and directors.

Key items from the Statement of Cash Flows

				Percentage
In U.S.$ thousands	March 31,	March 31,	Increase/	Increase/
	2012	2011	(Decrease)	(Decrease)
Operating Activities	$423	$(712)	$1,135	N/A
Financing Activities	233	$108	$125	116%
Investing Activities	(189)	(3)	186	N/A
Cash and cash equivalents - end of period	4,059	575	3,484	606%

Statement of cash flows

Net cash generated by operating activities was $423 thousand in the three months ended March 31, 2012, compared with net cash used of $712 thousand for the three months ended March 31, 2011. In the first quarter of 2012, net cash generated by operating activities consisted of an operating loss of $559 thousand net of non-cash related expenses of approximately $23 thousand, and an increase in non-cash operating elements of working capital of $982 thousand.

Operating activities will continue to consume our available funds until we are able to generate increased revenues.

The net cash provided by financing activities was $233 thousand in the first three months of 2012, compared with $108 thousand provided in the same period of the previous year. The net cash provided in each of the first quarters of 2012 and 2011 resulted from the exercise of warrants.

Net cash used in investing activities amounted to $189 thousand in the three months ended March 31, 2012 compared with $3 thousand in the three months ended March 31, 2011. Included within the use of funds in the first quarter of 2012 is an investment of approximately $182 thousand in new equipment for our VersaFilm technology.

The balance of cash and cash equivalents as at March 31, 2012 amounted to $4,059 thousand, compared with $575 thousand at March 31, 2011.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Forward-Looking and Cautionary Statements

This report contains certain forward-looking statements that involve risks and uncertainties relating to, among other things, our future financial performance or future events. Forward-looking statements give management’s current expectations, plans, objectives, assumptions or forecasts of future events. All statements other than statements of current or historical fact contained in this Form 10Q, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from the results set forth in this Annual Report. You should not place undue reliance on these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:
continued development of our technology;
lack of product revenues
successful completion of clinical trials and obtaining regulatory approval to market ability to protect our intellectual property
dependence on collaborative partners
ability to generate positive cash flow
ability to raise additional capital if and when necessary
dependence on key personnel;
competitive factors;
the operation of our business; and
general economic conditions.

These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward looking statements. These forward-looking statements speak only as of the date on which they are made, and except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Item 3. Controls and Procedures.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and principal financial officer concluded that our disclosure controls and procedures are effective to cause the material information required to be disclosed by us in the reports that we file or submit under the Exchange Act to be recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. There have been no significant changes in our internal controls or in other factors which could significantly affect internal controls subsequent to the date we carried out our evaluation.

PART II

Item 1. Legal Proceedings

This Item is not applicable

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

This Item is not applicable.

Item 3. Defaults Upon Senior Securities

This Item is not applicable.

Item 4. (Reserved)

Item 5. Other Information

This Item is not applicable.

Item 6. Exhibits

Exhibit 10.1*
License and Asset Transfer Agreement between IntelGenx and Edgemont, dated February 3, 2012.

Exhibit 31.1
Certification of C.E.O. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2
Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1
Certification of C.E.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.2
Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*Confidential treatment has been requested for partners of this document, which are omitted and filed separately with the SEC.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELGENX TECHNOLOGIES CORPORATION

Date: May 14, 2012	By:	/s/ Horst Zerbe
Horst G. Zerbe
President, C.E.O. and Director

Date: May 14, 2012	By:	/s/ Paul Simmons
Paul A. Simmons
Principal Accounting Officer

Exhibit 10.1

[EXECUTION COPY]	February 3, 2012

CONFIDENTIAL TREATMENT REQUESTED
Redacted portions are indicated by [*****]

Redacted portions filed separately with the SEC pursuant
to the confidential treatment request

LICENSE AND ASSET TRANSFER AGREEMENT

THIS LICENSE AND ASSET TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of February 3, 2012 (the “Effective Date”), by and between IntelGenx Corp., a Canadian corporation (“IntelGenx”), and Edgemont Pharmaceuticals, LLC., an US company (“Edgemont”). IntelGenx and Edgemont each may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, IntelGenx is the sole and exclusive owner of certain patents and other intellectual property relating to a certain Product (as such term is defined herein);

WHEREAS, IntelGenx has the right to grant licenses hereunder;

WHEREAS, IntelGenx is the owner of the approved NDA (as defined herein);

WHEREAS, Edgemont is experienced in the commercialization of pharmaceutical products;

WHEREAS, subject to the terms and conditions set forth in this Agreement, Edgemont wishes to acquire and IntelGenx wishes to grant a license to IntelGenx’ patents, intellectual property and proprietary technology for the commercialization of the Product in the Territory (as such term is defined herein);

WHEREAS, subject to the terms and conditions set forth in this Agreement, Edgemont wishes receive and IntelGenx wishes to transfer to Edgemont certain rights and interest in the NDA;

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NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, warranties and indemnities contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties mutually agree as follows:

1.	DEFINITIONS

1.1     “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

1.2     “ANDA” shall mean an Abbreviated New Drug Application pursuant to 21 U.S.C. § 355(j) et seq., and the regulations promulgated thereunder.

1.3     “Annual Net Sales” shall mean the total Net Sales achieved within a calendar year.

1.4     “Applicable Law” shall mean all local, state or federal rules, regulations, statutes or laws, including without limitation, provisions of the FDA Act and regulations promulgated thereunder (including without limitation the “Good Laboratory Practices” (“cGLPs”) and “Good Manufacturing Practices” (“cGMPs”) codified at 21 C.F.R. Parts 58, 210 and 211 that are relevant to FDA approval, manufacture, and Commercialization of the Product and to any other activity set forth herein. For the avoidance of doubt, “Applicable Law” shall also include any rules, regulations, statutes, or laws applicable to activities contemplated by this Agreement that occur outside the Territory.

1.5     “Commercialization” shall mean the commercial distribution and/or commercial promotion of the Product for sale.

1.6     “Competing Product” shall mean any drug product that is approved by FDA and contains 450mg of bupropion hydrochloride in an extended release dosage form and is bioequivalent and/or therapeutically equivalent to the Product. For the avoidance of doubt, a Competing Product shall not include the Product sold as an authorized generic under the NDA.

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1.7     “Competing Product Launch” shall mean the first commercial sale of a Competing Product by a Third Party in the Territory.

1.8     “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future Product, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)     was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(ii)     was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)     became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)     was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)     was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

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1.9     “Diligent and Reasonable Efforts” shall mean the level of efforts which, consistent with the exercise of prudent scientific and business judgment, would be applied by a company in the pharmaceutical industry for a product owned by it or to which it has rights (in each such case, free of any collaboration, joint venture or other Third Party rights) that (relative to Product) is of similar market potential and is at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, and all other relevant factors.

1.10     “FDA” shall mean the United States Food and Drug Administration.

1.11     “FDA Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, any regulation promulgated thereunder, including without limitation all cGMPs as defined therein, in each case as amended from time to time.

1.12     “Field of Use” shall mean all FDA-approved indications for any bupropion hydrochloride 450mg extended release drug product, including but not limited to the indications approved in the NDA.

1.13     [*****]

1.14     “Launch” shall mean the first commercial sale of a Product by or on behalf of Edgemont or its Affiliates in the Territory to an unaffiliated Third Party.

1.15     “Launch Year” shall mean the first twelve (12) months following Launch.

1.16     “Licensed Know-How” shall mean all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product-related results and information, including, but not limited to, clinical data, analytical test methods, validation and results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by IntelGenx.

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1.17     “Litigation” shall mean, with respect to any specified Person and solely relating to the activities contemplated herein, any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or, to the knowledge of any Party, threatened, planned or reasonably probable, against, affecting or brought by or against such specified Person or its present or former employees or agents relating to the business of such specified Person or any of its assets or liabilities or binding any of such Person's property or assets.

1.18     “Manufacturer” shall mean one or more competent contract manufacturers, in each case approved by Edgemont, that manufactures or will manufacture the Product, and is, or will be, referenced in the NDA as the manufacturer of the Product.

1.19     “NDA” shall mean the New Drug Application for the Product submitted to the FDA on or about March 31, 2009 and received by the FDA on or about April 6, 2009, having been assigned NDA #22-497 by the FDA, and approved by the FDA on or about November 10, 2011, including all amendments and supplements thereto.

1.20     “Net Sales” shall mean Gross Sales less, and following recovery of, the following items (collectively, the "Recognized Deductions"), being reasonable in both size and nature and as considered under US Generally Accepted Accounting Principles (US GAAP):

(i)

allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), prompt payment and trade, cash and volume discounts or resulting from inventory management;

(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);

(iii)	freight, transport, packing and insurance charges;

(iv)	taxes, including value added tax, tariffs or import/export or customs, duties; and

(v)	rebates, charge backs and discounts paid or credited.

Where (i) the Product is sold as one of a number of items without a separate price; or (ii) the consideration for the Product shall include any non-cash element; or (iii) the Product shall be transferred in any manner other than an invoiced sale, the Gross Sales applicable to any such transaction shall be deemed to be the selling party’s average gross sales for the applicable quantity of the Product during the calendar quarter. If there are no independent gross sales of the Product in the Territory at that time, then the Parties shall appoint a mutually acceptable Third Party (that is not an Affiliate of either Party) to determine in good faith an estimate of the gross sales applicable to any such transactions based on a consideration of all relevant market factors, taking into account practices and policies customary in the industry.

[EXECUTION COPY]

In the event that any discounts, allowances, payments or rebates are offered for the Product where it is sold to a customer as a grouped set of products, the applicable discount, allowance, payment or rebate for the Product for purposes of calculating Net Sales under this Agreement shall be based upon the weighted average discount, allowance, payment or rebate of such grouped set of products; each to the extent consistent with Edgemont’s usual course of dealing for its products other than the Product.

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by Edgemont or one of its Affiliates to another Affiliate of Edgemont or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by Edgemont or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

1.21     “Net Sales Minimum” shall mean Net Sales of [*****] achieved for the twelve (12) month period ending on the second anniversary date, third anniversary date and fourth anniversary date of the end of the Launch Year.

1.22     “Orange Book” shall mean the “Approved Drug Products with Therapeutic Equivalence Evaluations” published, in written or electronic form, by the FDA, as may be amended from time to time during the term of this Agreement.

1.23     “Patents” shall mean all Product-related intellectual property including but not limited to (a) U.S. patents and patent applications, including without limitation U.S. Patent Number 7,674,479, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which IntelGenx is the owner, controller or licensee.

[EXECUTION COPY]

1.24     “Paragraph IV Certification” shall mean a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV) relating to any patent listed in the Orange Book for the NDA.

1.25     “Person” shall mean an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization.

1.26     “Product” shall mean extended release tablets that contain 450 mg of bupropion hydrochloride as approved in the NDA.

1.27     “Product Trademarks” shall mean the trademark FORFIVO™ associated with the Product, any other related trademark, service mark or domain name containing the word “FORFIVO” (whether registered or unregistered).

1.28     “Regulatory Activities” shall mean any and all actions reasonably necessary or required to obtain Regulatory Approval required for the Product, and all citizen's petitions filed with a Regulatory Authority regarding the Product or any claims based on or related to the Parties’ or a Third Party’s attempt to secure, challenge or appeal a Regulatory Authority decision concerning the Product or competitive products.

1.29     “Regulatory Approval” shall mean the approvals required by the Regulatory Authority to sell and market the Product in the Territory, including without limitation the NDA.

1.30     “Regulatory Authority” shall mean any applicable government, or government-appointed, entity regulating or otherwise exercising authority with respect to the development and Commercialization of a Product.

1.31     “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to any Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

[EXECUTION COPY]

1.32     “Sublicense” shall mean a sublicense from Edgemont to a Third Party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses.

1.33     “Successful Commercialization” shall mean a period of time wherein [*****]

1.34     “Successful Launch” shall mean the point in time when the Net Sales first equal [*****] within a twelve (12) month period, provided that [*****]

1.35     “Territory” shall mean the US and its territories and possessions including the Commonwealth of Puerto Rico, and any installation, territory or location or jurisdiction under the control of the US government.

1.36     “Third Party” shall mean any Person that is not either a Party or an Affiliate of either Party.

1.37     “US” shall mean the United States of America. 1.38 “U.S.C.” shall mean the Code of Laws of the US.

2.	LICENSE GRANT

2.1     Scope of License. Subject to all the terms and conditions of this Agreement, IntelGenx hereby grants to Edgemont, an exclusive and perpetual (subject to Section 2.2 and termination in accordance with the terms hereof) license under the Patents, the Product Trademarks and the Licensed Know-How, with such exclusivity being limited to the right to and for the sole purpose of having manufactured, using, selling, having sold, offering for sale, importing and having imported Product, in the Territory and in the Field of Use (the “License”).

2.2     License Exclusivity. The exclusivity of the License granted to Edgemont in Section 2.1, shall expire if Edgemont fails to reach, in the absence of a Competing Product Launch or Litigation that prevents the Commercialization of the Product in the Territory, the Net Sales Minimum, however, Edgemont shall have the option, for fourteen (14) days following the end of each Net Sales Minimum period as defined in Section 1.21, to retain the exclusive US rights for Product in exchange for a payment of [*****] to IntelGenx.

[EXECUTION COPY]

2.3     Sublicenses. The License granted to Edgemont under this Agreement is, subject to IntelGenx’ approval, such approval not to be unreasonably withheld, sublicensable (and further sublicensable) in whole or in part, to Third Parties in arms length transactions (“Sublicensable”). For the avoidance of doubt, Edgemont shall, subject to the license grant provided herein, be entitled to conduct or to perform any activity in respect of the Product by means of any Third Party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder. Edgemont shall give IntelGenx written notice of any intended Sublicense, including the name of the Sublicensee and the material terms thereof. Any sublicense by the Parties of the rights granted to such Party under this Agreement shall be consistent with the terms of this Agreement, shall contain provisions necessary to effectuate the terms of this Agreement and shall include an obligation for the Sublicensee to comply with obligations similar to those of this Agreement.

2.4     Limitations on Other Licenses. During the term of this Agreement, IntelGenx shall not grant any rights or licenses to any Patents, Licensed Know-How, Product Trademarks, or transfer any data or know-how to any Third Party that conflict with IntelGenx’ obligations under this Agreement and the rights granted to Edgemont under this Agreement.

2.5     Manufacturing. Edgemont shall negotiate a manufacture and supply Agreement with the Manufacturer on terms customary for such agreements in the industry and acceptable to Edgemont, including but not limited to such Manufacturer agreeing to manufacture the Product in accordance with cGMPs, Applicable Law, and the specifications (“Supply Agreement”). For the avoidance of doubt, Edgemont shall not be obligated to enter into any Supply Agreement upon terms that are not acceptable to Edgemont, at its sole discretion.

2.6     Manufacturing Rights. Notwithstanding any text to the contrary contained herein, IntelGenx, subject to Section 2.4, reserves the sole and exclusive right to grant manufacturing privileges for the Product to the Manufacturer, such grant being subject to Edgemont’s approval, such approval not to be unreasonably withheld, delayed or conditioned.

[EXECUTION COPY]

2.7     Product Trademark Compliance. Edgemont shall ensure that each use by it of the Product Trademarks is accompanied by an acknowledgement that the Product Trademarks are owned by IntelGenx.

2.8     Validity of Trademarks. Edgemont acknowledges the validity of IntelGenx’ right, title and interest in and to the Product Trademarks. Edgemont shall not have, assert or acquire any right, title or interest in or to any of Product Trademarks or the goodwill pertaining thereto, except as otherwise explicitly provided in this Agreement.

2.9     Notice of Trademark Infringement. Edgemont shall give IntelGenx prompt notice, but in all events within ten (10) business days of becoming aware thereof, of any infringement or threatened infringement of any of the Product Trademarks of which Edgemont becomes aware. IntelGenx shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of any Product Trademark.

3.	NDA AND DATA TRANSFER

3.1     Transfer of the NDA. Subject to the terms and conditions set forth in this Agreement, IntelGenx agrees that, on the date hereof, IntelGenx shall transfer or assign, to Edgemont, without recourse, representation or warranty except as otherwise expressly provided herein, and Edgemont shall receive from IntelGenx, certain rights and title to the NDA free and clear of all Liens. “Liens” means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer, restriction under any stockholder or similar agreement, encumbrance or any other restrictions or limitations whatsoever. Edgemont shall provide IntelGenx with a true and complete copy of all regulatory filings made by Edgemont and all communications, relating to the Product, with the FDA. Except as permitted under 21 C.F.R. Sections 314.70(c) or 314.70(d), Edgemont shall not make changes to the NDA for the Product which would materially change the NDA, including, without limitation, any changes in indication, packaging, labeling, without consulting with and obtaining approval of IntelGenx, such approval not to be unreasonably withheld. Notwithstanding the foregoing or any text to the contrary contained herein, Edgemont shall have no right, (other than in connection with a merger or acquisition or sale of all or substantially all of the assets of Edgemont) to divest or sell the NDA to a Third Party during the Term of this Agreement.

[EXECUTION COPY]

3.2     Retention of Rights. Notwithstanding the foregoing Section 3.1 and subject to the License, Edgemont shall not be granted any ownership or other rights in or to the Patents, Licensed Know-How, Product Trademarks, or any Product related data or know-how. For the avoidance of doubt, it is expressly understood and agreed upon by the Parties, that IntelGenx shall have the sole and exclusive right, except to the extent required for Edgemont to comply with its legal obligations as the holder of the NDA, to use any information or intellectual property disclosed within the Product NDA, including the results of the Pivotal Bioequivalence Studies. Edgemont shall reasonably provide to IntelGenx upon request, at no cost to IntelGenx, copies of all the pertinent information it has about the Product including, but not limited to, the entire NDA file, Regulatory Activities, communications with Regulatory Authorities in the US, Regulatory Documentation, manufacturing contracts and any and all other information whatsoever that is relevant for the development and regulatory approval of the Product outside the Territory.

3.3     Notification to FDA. Within twenty one (21) calendar days after the Effective Date, IntelGenx shall execute and deliver to the FDA and Edgemont any and all documents necessary in order to effectuate the transfer of the ownership of NDA to Edgemont, including without limitation the change in ownership submission required under 21 C.F.R. Section 314.72.

3.4     Data Transfer. Upon and following the successful and valid execution of this Agreement and upon written request from Edgemont, IntelGenx shall reasonably provide to Edgemont upon request, at no cost to Edgemont, copies of all the pertinent information it has about the Product including, but not limited to, the entire NDA file, all Patents, know-how, Regulatory Activities, R&D data, past trials data, communications with Regulatory Authorities in the US, Regulatory Documentation, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the development, marketing approval, marketing and other Commercialization of the Product.

[EXECUTION COPY]

3.5     Assistance. IntelGenx shall provide reasonable assistance to Edgemont, at IntelGenx’ expense, for the technical transfer of the Licensed Know-How to the Manufacturer or any other Third Party to be involved in manufacturing or testing of the Product (the “Technology Transfer”). IntelGenx shall also provide reasonable assistance to Edgemont for the preparation and filing of any NDA supplements or reports that Edgemont determines, in its sole discretion, are necessary for the Commercialization of the Product or compliance with Applicable Laws..

4.	RESPONSIBILITIES

4.1     IntelGenx Costs and Responsibilities. IntelGenx shall be solely responsible for, and shall, subject to Section 4.2, at its sole cost and expense, perform the Technology Transfer.

4.2     Edgemont’s Costs and Responsibilities. Edgemont shall be responsible for (a) the Commercialization of the Product in the Territory; (b) all costs associated with the manufacture and supply of the Product; including the supply of the active pharmaceutical ingredient from one or more suppliers of Edgemont’s choice, necessary for completion of all activities to be completed by the Manufacturer; and (c) maintaining the NDA in compliance with applicable laws and FDA regulations. Edgemont shall at all times use Diligent and Reasonable Efforts in respect to the Commercialization and Launch of the Product .

5.	DILIGENCE

5.1     IntelGenx will make good faith, continuous and Diligent and Reasonable Efforts to allocate all appropriate resources to prepare, initiate and complete the Technology Transfer.

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5.2     Edgemont will make good faith and Diligent and Reasonable Efforts to Commercialize the Product in the Territory and to perform all activities under its responsibility, as set forth in Section 4.2.

5.3     Edgemont hereby represents that Edgemont has the experience, expertise and resources necessary to enable Edgemont to perform its obligations hereunder. Edgemont shall, within ninety (90) days of the effective execution of this Agreement, submit to IntelGenx a preliminary development and business plan that sets forth an outline of Edgemont's intended efforts to develop and commercialize the Product over a minimum five year period from Launch. Such plan shall include a summary of personnel, expenditures and estimated timing for the commercialization of the Product and estimates of the expected sales volumes and revenue for the Product.

6.	REPORTS

6.1     IntelGenx shall keep Edgemont reasonably informed with respect to activities under its responsibility as outlined in Article 4.

6.2     Edgemont agrees as follows:

6.2.1     Commercialization Reports. Within thirty (30) days following the close of each calendar quarter following the Effective Date, Edgemont will provide IntelGenx with a quarterly report with respect to activities and progress regarding the Commercialization, sublicensing, and government approvals of Product.

6.2.2     First Commercial Sale Report. To immediately report to IntelGenx the date of the first commercial sale of the Product.

6.2.3     Revenue Reports. To deliver to IntelGenx a revenue report with respect to each calendar quarter within thirty (30) days of the expiration of such calendar quarter, detailing in a manner to be mutually agreed the following: the volume of Product sold, the amount of Gross Sales received from revenue generated from the sale of the Product, the Recognized Deductions applicable in computing Net Sales of the Product, and the total Royalties due to IntelGenx. Edgemont shall remit payment to IntelGenx within ten (10) business days following submission of such report.

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6.3     Any and all information, data or reports supplied by Edgemont pursuant to the provisions of this Section 6 shall be treated as Edgemont’s Confidential Information.

6.4     If this Agreement is terminated for any reason, Edgemont shall deliver a final report and associated revenue sharing payment to IntelGenx within sixty (60) days after such termination. Following termination, Edgemont shall have no further reporting obligations.

7.	FINANCIAL PROVISIONS

7.1     Payment Method. Any amounts due to IntelGenx under this Agreement will be paid in US Dollars (“Dollars”), by wire transfer in immediately available funds to an account designated by IntelGenx.

7.2     Up-Front Payment. Edgemont will pay IntelGenx a non-refundable one time up-front license fee and NDA transfer fee in the amount of One Million Dollars ($1,000,000) within seven (7) days following the Effective Date.

7.3     Milestone Payments. Edgemont will pay to IntelGenx the following non-refundable one-time milestone payments (for the sake of clarity, such payments are due only once for the Product), within fourteen (14) days after the first achievement of each of the applicable milestones for the Product, as follows:

Milestone	Payment
Upon the Launch of the Product, provided that [*****]	[*****]
Upon the Successful Launch of the Product	[*****]
Six months after the Successful Launch of the Product	[*****]
Annual Net Sales reach [*****] for the first time during Successful Commercialization	[*****]
Annual Net Sales reach [*****] for the first time during Successful Commercialization	[*****]
Annual Net Sales reach [*****] for the first time during Successful Commercialization	[*****]

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7.1     Conditional Fees. Edgemont will pay IntelGenx the following one-time, conditional and non-refundable incentive fees payable if [*****]:

if there has been no Competing Product Launch within the first forty two (42) months after Launch provided that Net Sales in the preceding twelve (12) months was greater than [*****]	[*****]

if there has been no Competing Product Launch within the first sixty (60) months after Launch provided that Net Sales in the preceding twelve (12) months was greater than [*****]	[*****]

if there has been no Competing Product Launch within the first seventy two (72) months after Launch provided that Net Sales in the preceding twelve (12) months was greater than [*****]	[*****]

7.2     Revenue Sharing. Edgemont will pay IntelGenx an amount equal to [*****] of Annual Net Sales and [*****] of Annual Net Sales [*****] (“Royalties”).

7.3     Taxes. Edgemont may deduct from amounts it is required to pay IntelGenx pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income of Edgemont) or similar governmental charge imposed by any jurisdiction based on such payments to IntelGenx (“Withholding Taxes”).

8.	RECORD RETENTION AND AUDIT

8.1     Record Retention. Edgemont will maintain (and will ensure that its Affiliates and any Sublicensee maintain) complete and accurate books, records and accounts that fairly reflect Net Sales in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for a minimum of five (5) years after the end of the period to which such books, records and accounts pertain.

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8.2     Audit. IntelGenx will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Edgemont and who agrees to execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit (including an undertaking not to disclose to IntelGenx any information other than the results of its audit), except for disclosure as necessary for the below purpose and all reasonable documents will be delivered to the auditor under these confidential terms, have access during normal business hours, and upon reasonable prior written notice, to Edgemont’s records together with any disclosure necessary to explain the same as may be reasonably necessary to verify the accuracy of Net Sales, Recognized Deductions, Royalties and Product volumes sold, as applicable, for any fiscal year ending not more than 24 months prior to the date of such request; provided, however, that IntelGenx will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. Any such audit shall not unreasonably interfere with the business of Edgemont and shall be completed within a reasonable time. Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable. In the event that any such audit reveals an underpayment to IntelGenx of more than five percent (5%), Edgemont shall reimburse IntelGenx for the expense of such audit. Notwithstanding the foregoing, in the event that Edgemont disagrees with the conclusions of any such audit, the Parties shall submit such dispute to arbitration in accordance with Section 16.4 and no payment shall be made pursuant to this Section 8.2 pending the outcome of such arbitration. As a condition to such audit, the independent public accountant selected shall Additionally no auditor may be employed on a contingency basis.

8.3     Confidentiality. IntelGenx will treat all information subject to review under this Section 8 in accordance with the confidentiality provisions of Section 12 below.

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9.	REPRESENTATIONS AND WARRANTIES

9.1     By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

9.1.1     Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

9.1.2     Consents and Approvals. Excluding any required regulatory approvals from Regulatory Authorities, such Party has obtained all necessary consents, approvals and authorizations from any federal, state provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to any federal, state, provincial, local or foreign government with jurisdiction over the subject matter of the transactions and/or activities contemplated by this Agreement (“Governmental Authority”) and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

9.2     By IntelGenx. IntelGenx hereby further represents, warrants, and covenants to Edgemont as of the Effective Date as follows:

9.2.1     The NDA. IntelGenx owns outright and has good title to the NDA free and clear of any Lien.

9.2.2     IP Ownership. IntelGenx has the sole legal and/or beneficial title to and ownership of the Patents, the Product Trademarks and to the Licensed Know-How as is necessary to grant the License to Edgemont pursuant to this Agreement, and the Patents, the Product Trademarks and the Licensed Know-How are free and clear of any liens, encumbrances or Third Party rights, other than IntelGenx’ obligation to Cary Pharmaceuticals, (including without limitation, the right to receive royalties or other compensation).

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9.2.3     Patent Validity. The Patents are valid and enforceable.

9.2.4     No Conflicting Grants. IntelGenx has not, and during the term of this Agreement shall not, grant any rights to the Patents, Product Trademarks or the Licensed Know-How that conflict with the rights granted to Edgemont hereunder.

9.2.5     No Infringement of Third Party Intellectual Property. To the best of IntelGenx’ knowledge no additional licenses to any patents (including patents owned or controlled by Third Parties) or know how, [*****], are required to develop, manufacture, use or sell the Product. No actions, suits, claims, disputes, or proceedings are currently pending or, to the best of IntelGenx’ knowledge, have been threatened, that could have an adverse effect on the Product or could impair either IntelGenx’ or Edgemont’s ability to perform its obligations under this Agreement. If either Party becomes aware of any such Third Party action, suit, claim, dispute or proceeding, including without limitation any action, suit, claim, dispute or proceeding [*****], such Party shall immediately notify the other Party of such, and IntelGenx undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such Third Party to ensure the exercise of the License by Edgemont.

9.2.6     Third Party Actions. There are no legal suits or proceedings by a Third Party (including without limitation employees or former employees of IntelGenx) contesting the ownership or validity of the Patents, the Product Trademark, the Licensed KnowHow or the Product or any part thereof.

10.	LIMITATION OF LIABILITY.

Except with respect to indemnification claims pursuant to the indemnification provisions contained in Section 14 hereof or in the case of willful or fraudulent misrepresentation, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

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11.	PATENTS

11.1     IP Ownership. All Product-related intellectual property (“Product-related IP”) solely developed by IntelGenx either prior to the Effective Date, or at any time after the Effective Date, shall be owned by IntelGenx, and licensed to Edgemont pursuant to the License exclusivity granted herein. Any Product-related IP that is jointly developed (including the use of any financing provided by Edgemont) by the Parties will be jointly owned by the Parties (the “Joint IP”) and IntelGenx’ portion of same shall be included in the License granted hereunder. Notwithstanding the foregoing, each Party shall have the right to use such Joint IP in respect of a product other than the Product, provided that such other products are not Competing Products; and provided further that neither party shall grant any exclusive rights to, or otherwise dispose of its portion of the Joint IP, without the prior written consent of the other party; other than (i) an assignment or transfer in connection with a merger of such Party or a sale of all or substantially all of its assets or shares and (ii) Edgemont’s right to sublicense its portion of the Joint IP in the context of a sublicensing transaction under the License.

11.2     Patent Prosecution And Maintenance

11.2.1     Prosecution. IntelGenx undertakes to prosecute, defend any reexamination or interference proceeding, and maintain the Patents using counsel of its choice. IntelGenx will provide Edgemont with copies of all relevant documentation so that Edgemont will be informed of the continuing prosecution or defense and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Edgemont has not commented upon such documentation in a reasonable time for IntelGenx to sufficiently consider Edgemont’s comments prior to a deadline with the relevant government patent office, or IntelGenx must act to preserve the Patents, IntelGenx will be free to act without consideration of Edgemont’s comments, if any.

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11.2.2     Edgemont’s Requests. IntelGenx shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by Edgemont to protect the Product contemplated to be sold under this Agreement. Moreover, IntelGenx will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable Edgemont to file, prosecute, and maintain the Patents in any country; and (b) promptly informing Edgemont of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

11.2.3     Patent Prosecution Costs. IntelGenx shall bear the costs of preparing, filing, prosecuting, defending (with respect to any re-examination or interference proceeding) and maintaining all patent applications contemplated by Section 11.2.1, provided, however, that Edgemont shall pay all costs and expenses incurred in making amendments or changes required by Edgemont, provided such amendments or changes have been expressly and specifically requested from IntelGenx in advance and in writing by Edgemont and provided all such costs and expenses have been pre-approved in writing by Edgemont. Costs associated with Joint IP patent applications shall be shared equally.

11.2.4     Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

11.3     Patent Enforcement

11.3.1     Infringement Notice. If IntelGenx or Edgemont learns of a Paragraph IV Certification, or determines that any Patent is being infringed by a Third Party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if IntelGenx or Edgemont determines that any Licensed Know-How is being misappropriated by a Third Party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

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11.3.2     Edgemont will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation relating to the Product in the Field of Use, all as Edgemont shall deem appropriate in its sole discretion. IntelGenx shall provide notice to Edgemont of its decision to co-defend, at Edgemont’s expense subject to Edgemont’s sole control of the litigation including without limitation selection of counsel, within sixty (60) calendar days from the date the relevant Proceeding (as hereinafter defined) becomes known to IntelGenx. Notwithstanding its decision to co-defend, IntelGenx nonetheless agrees to bring an infringement action in its name alone or as co-plaintiff, to furnish Powers of Attorney, or to join such action as a necessary party, all subject to Edgemont’s expense, if any of these actions is requested by Edgemont and is reasonably necessary for a patent infringement action to be properly initiated or continued. In the event Edgemont does, at its discretion, undertake any infringement or misappropriation action and IntelGenx does not co-defend, Edgemont will provide IntelGenx with copies of all relevant documentation so that IntelGenx will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if IntelGenx has not commented upon such documentation in a reasonable time for Edgemont to sufficiently consider IntelGenx’ comments prior to a deadline, or Edgemont must act to preserve the action, Edgemont will be free to act without consideration of IntelGenx’ comments, if any. Notwithstanding the foregoing, and/or any language to the contrary, Edgemont shall not be permitted to settle any threatened, pending or completed Litigation, or any claim, issue or matter therein, solely related to a Patent Enforcement Suit, hereinafter defined, on behalf of IntelGenx, without the prior written consent of IntelGenx, such consent not to be unreasonably withheld, delayed or conditioned.

11.3.3     Edgemont agrees to inform IntelGenx promptly if Edgemont decides not to take infringement or misappropriation action (“Patent Enforcement Suit”) or not to continue such action due to IntelGenx’ refusal to consent to a proposed settlement in order for IntelGenx to assume responsibility of infringement or misappropriation action to be taken as per IntelGenx’ discretion and at IntelGenx’ sole expense.

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In the event IntelGenx does, at its discretion, undertake any infringement or misappropriation action, IntelGenx will provide Edgemont with copies of all relevant documentation so that Edgemont will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Edgemont has not commented upon such documentation in a reasonable time for IntelGenx to sufficiently consider Edgemont’s comments prior to a deadline, or IntelGenx must act to preserve the action, IntelGenx will be free to act without consideration of Edgemont’s comments, if any.

11.3.4     Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 11.3.2 and 11.3.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by Edgemont will considered as being part of Net Sales.

12.	CONFIDENTIALITY

12.1     Disclosure and Use Restriction. The Parties agree that during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information received from the other Party.

12.2     Confidential Information. All Licensed Know-How shall be deemed to be Confidential Information of IntelGenx; provided that Edgemont shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement.

12.3     Authorized Disclosure. Notwithstanding the provisions of Section 12.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

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(i)     made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)     otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as trade secret;

(iii)     made by such Party to any Regulatory Authority or Governmental Authority as necessary for the development manufacturing or Commercialization of a Product in the Territory, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 12.3(ii);

(iv)     made by such Party in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

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(v)     made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(vi)     a general description of the Product made by a Party to its shareholders and to potential investors with the aim of securing the financing needed to continue the development or Commercialization of the Product.

13.	PRESS RELEASES AND PUBLIC FILINGS

Press releases, public filings or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties will make every endeavor to ensure that the financial details of this agreement shall remain confidential, such endeavors to include the filing of redacted versions of the Agreement with securities exchanges, as applicable.

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14.	INDEMNIFICATION

14.1     Indemnification by IntelGenx. Subject to Section 14.3, IntelGenx shall defend, indemnify and hold harmless each of Edgemont and its Affiliates, and each of their respective directors, officers and employees (each, a “Edgemont Indemnitee”) from and against any and all liabilities, damages, settlements, penalties, fines, costs, royalties or expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or arising out of (i) any breach or alleged breach by IntelGenx of any representation, warranty, undertaking or covenant under this Agreement; (ii) any alleged negligence, gross negligence or willful misconduct by IntelGenx or its Affiliates, past or present employees or agents; or (iii) any [*****], except, in each case, for those Liabilities for which Edgemont has an obligation to indemnify the IntelGenx Indemnitees pursuant to Section 14.2, as to which Liabilities each Party shall indemnify the other Party to the extent of its respective liability for such Liabilities.

14.2     Indemnification by Edgemont. Subject to Section 14.3 Edgemont shall defend, indemnify and hold harmless each of IntelGenx and its Affiliates, and each of their respective directors, officers and employees (each, an “IntelGenx Indemnitee”) from and against any and all Liabilities arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or arising out of (i) any breach or alleged breach by Edgemont of any representation, warranty, undertaking or covenant under this Agreement, (ii) any alleged negligence, gross negligence or willful misconduct by Edgemont or its Affiliates, past or present employees or agents, and (iii) any Patent Enforcement Suit; except, in each case, for those Liabilities for which IntelGenx has an obligation to indemnify the Edgemont Indemnitees pursuant to Section 14.1, as to which Liabilities each Party shall indemnify the other Party to the extent of its respective liability for such Liabilities.

14.3     Notice and Procedures. If an IntelGenx Indemnitee or a Edgemont Indemnitee (the “Indemnitee”) intends to claim indemnification under this Section 14.3, it shall promptly notify the other Party (the “Indemnitor”) in writing of any such alleged Liabilities. In the event that the Indemnitor does not assume and pursue in a timely and diligent manner the defense of any Third Party claim (but in no event later than thirty (30) days, or such shorter period as required under Applicable Laws), then the Indemnitor shall be deemed to have ceded control of such claim and the Indemnitee shall be entitled to appoint counsel of its own choice for such defense, at the cost and expense of the Indemnitor. The Indemnitor shall have the right to control the defense thereof with counsel of its choice, provided that such counsel is reasonably acceptable to Indemnitee; and provided further that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Liabilities covered by this Section 14. The obligations of this Section 14.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor (unless the Indemnitor is deemed to have ceded control of the applicable Third Party claim under this Section 14.3) . The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 14.3 to the extent that the Indemnitor is materially prejudiced by such delay. It is understood that only IntelGenx or Edgemont may claim indemnity under this Section 14 (on its own behalf or on behalf of its Indemnitees), and other parties may not directly claim indemnity hereunder.

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14.4     Other Product Liability Claims To the extent either Party incurs any Liabilities arising from or in connection with any product liability claim with respect to the Product to the extent arising from actions not subject to the indemnity obligations set forth in Sections 14.1 or 14.2 (a “Product Claim”), Edgemont shall be fully liable for such Liabilities incurred. Edgemont shall have sole control in addressing, defending, managing and conducting any negotiations, litigation, threatened litigation or settlement regarding such Product Claim, using counsel of its choice. In the event that Edgemont does not respond to any Product Claim against IntelGenx within (a) sixty (60) days following the notice of such claim or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of a response to such Product Claim, whichever comes first, IntelGenx shall have the right to control any such Product Claim, using counsel of its own choice. In the event of a Product Claim, IntelGenx shall cooperate fully with Edgemont, including, if a party in such Product Claim, the furnishing of a power of attorney to defend IntelGenx in such litigation in IntelGenx name and/or being named as a party for the purposes of any cross claim or counterclaim, and Edgemont shall keep IntelGenx and/or IntelGenx designated legal counsel reasonably informed as to the progress of such action. Neither Party shall enter into any settlement of a Product Claim, without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.

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14.5     Exclusive Remedy. The rights of the Edgemont Indemnitees and the IntelGenx Indemnitees under this Section 14 shall be the sole and exclusive remedy of the Edgemont Indemnitees and the IntelGenx Indemnitees, as the case may be, with respect to matters covered hereunder.

15.	TERM AND TERMINATION

15.1     Term. Unless earlier terminated in accordance with the provisions of this Article 15, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

15.2     Termination.

15.2.1     Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of this Section 15.2 if such material breach is not cured. If such material breach is not cured within ninety (90) days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

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Notwithstanding anything to the contrary herein, in the event of IntelGenx’ material breach of this Agreement, and without derogating from any of Edgemont’s other rights at law, Edgemont shall, subject to the fulfillment of Edgemont’s obligations under Section 7, have the right to continue all activities under the License granted herein and to continue utilizing the Patents, Product Trademarks, and the Licensed Know-How for the exploitation of the License, with the right to set-off, from any sums due to IntelGenx hereunder, amounts equivalent to any damage caused to Edgemont as a result of IntelGenx’ breach hereunder.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by IntelGenx as a result of Edgemont’s material breach of this Agreement, and without derogating from any of IntelGenx’ other rights at law, IntelGenx shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights granted to Edgemont, continue utilizing the Patents, Product Trademarks and the KnowHow for the exploitation of the Products, with the right to set-off, from any sums due to Edgemont hereunder, amounts equivalent to any damage caused to IntelGenx’ as a result of Edgemont’s breach hereunder.

15.2.2     Termination by Edgemont. Edgemont may, upon delivery of written notice to Edgemont, terminate this Agreement upon the occurrence of any of the following events:

(a)

IntelGenx fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within ninety (90) days after written notice by Edgemont (in which Edgemont specifies the nature of such failure or misrepresentation);

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(b)	IntelGenx enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)	IntelGenx makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)	IntelGenx files a voluntary petition in bankruptcy;

(e)	An involuntary petition in bankruptcy is filed against IntelGenx and not dismissed within sixty (60) days of filing.

15.2.3     Termination by IntelGenx. IntelGenx may, upon delivery of written notice to Edgemont, terminate this Agreement upon the occurrence of any of the following events:

(a)

Edgemont fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within ninety (90) days after written notice by IntelGenx (in which IntelGenx specifies the nature of such failure or misrepresentation);

(b)	Edgemont enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)	Edgemont makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)	Edgemont fails to Launch within nine (9) months of the Effective Date, unless the Launch is delayed due to product manufacturing related matters

(e)	Edgemont files a voluntary petition in bankruptcy; and

(f)	An involuntary petition in bankruptcy is filed against Edgemont and not dismissed within sixty (60) days of filing.

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15.3     Consequences of Termination

15.3.1     License. Upon early termination of this Agreement, all rights granted to Edgemont herein will, subject to the second paragraph of Section 15.2.1, terminate; provided that Edgemont shall have a period of one hundred eighty (180) days after the date of termination to sell-off all previously made Product, subject to Royalties on such sales and any milestone payments due being duly paid to IntelGenx. Upon termination of this Agreement all sublicenses granted by Edgemont shall, at IntelGenx’ sole discretion, either terminate or, unless termination is due to breach by IntelGenx or pursuant to Section 15.2.2, be automatically transferred to IntelGenx upon written request from IntelGenx. For the greater certainty, any agreement with a Sublicensee shall be consistent with this Agreement.

15.3.2     Disposition of NDA. In the event that IntelGenx terminates this Agreement under Section 15.2.1 or 15.2.3, IntelGenx shall have the right, but not the obligation, to have the ownership of the NDA transferred to IntelGenx. Within thirty (30) days of a termination or expiration event set forth in this Section 15.3.2, IntelGenx shall notify Edgemont of IntelGenx’ election to either (i) accept the ownership of the NDA, or (ii) allow Edgemont to retain the NDA. In the event that ownership is to transfer to IntelGenx, such transfer shall occur promptly upon Edgemont’s receipt of IntelGenx’ notice of election to obtain ownership. Within fifteen (15) days of any such transfer of ownership, Edgemont shall notify FDA of the transfer of NDA ownership. In the event that Edgemont terminates this Agreement under Section 15.2.1 or 15.2.2, Edgemont shall retain ownership of the NDA.

15.3.3     Return of Information and Materials. Upon early termination of this Agreement, each Party will return or destroy all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), Edgemont will return to IntelGenx or its designee all Licensed Know-How and any other tangible materials received by Edgemont under this Agreement and Edgemont will further waive and actively deregister or assign as requested by IntelGenx, all intellectual property rights gained hereunder.

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15.3.4     Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

15.3.5     Survival. Sections 9, 10, 12, 14, 15, 16.3, 16.4 of this Agreement will survive expiration or termination of this Agreement for any reason.

16.	MISCELLANEOUS

16.1     Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any Third Party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates. Any purported assignment or transfer in violation of this Section 16.1 will be void ab initio and of no force or effect.

16.2     Restriction on Development. During the Term of this Agreement, neither Party shall, directly or indirectly, work outside the scope of this Agreement, either alone or with any Third Party, on the development or commercialization of any Competing Product whether by carrying on or engaging in or being concerned with or interested in or advising, lending money to, guaranteeing the debts or obligations of or permitting its name or any part thereof to be used or employed by, any person engaged in or concerned with or interested in any business that is directly competitive with the Product.

16.3     Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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16.4     Governing Law. This Agreement shall be governed by and constructed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law principles which might otherwise make the laws of a different jurisdiction govern or apply. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

16.4.1     Dispute Resolution Process. The Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of obligations performed under this Agreement or from any dispute concerning the terms of this Agreement. Therefore, the Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis that takes into account the precise subject and nature of the dispute. If the Parties have a dispute or claim arising under this Agreement, the matter shall be referred to the Chief Executive Officer of IntelGenx and the Chief Executive Officer of Edgemont, or their designees, for review and an attempted resolution. The officers shall confer and attempt to reach a mutual resolution of the issue

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16.4.2     Agreement to Settle Disputes by Arbitration. If the dispute cannot be resolved by the Parties’ respective Chief Executive Officers (or their designees) pursuant Section 16.4.1 within ten (10) days after the dispute has been so referred, then, at the request through notice of either IntelGenx or Edgemont, any controversy or claim arising between the Parties and related to or arising out of the construction, interpretation, or enforcement of any term or condition of this Agreement or any transaction hereunder (including the decision to enter into this Agreement), shall be submitted to arbitration. Such arbitration shall be conducted in the State of New York. In any case, any such arbitration shall be conducted in accordance with the applicable rules of the American Arbitration Association in effect on the date of such controversy or claim.

16.4.3     Appointment of Arbitrators. Within thirty (30) days after the delivery pursuant to Section 16.4.2 of a notice of request for arbitration, IntelGenx and Edgemont shall each appoint one independent person as an arbitrator to hear and determine the dispute. The two persons so chosen shall by agreement select a third, impartial arbitrator, which selection shall be final and conclusive upon both Parties. Each of the three (3) arbitrators shall be either a lawyer licensed to practice law in the United States or a retired judge who was a judge of a court of general jurisdiction in the United States, and in either case each of the three (3) arbitrators shall be experienced with the development, regulatory approval, manufacture and Commercialization of pharmaceutical products in the Territory. If either Party fails to designate its arbitrator within sixty (60) days after the notice of arbitration is received, then the arbitrator designated by the one Party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the dispute.

16.4.4     Protective Order. In the event of arbitration and at the request of either IntelGenx or Edgemont, in order to protect confidential information and any other matter that either Party would normally not reveal to Third Parties, the arbitrators shall enter a protective order in such form as the Parties shall stipulate or as the arbitrators shall determine is suitable. Among other things, the protective order shall stipulate that the arbitrators, the Parties, their counsel and expert witnesses, if any, shall receive any information designated by either Party as “confidential” solely for purposes of assessing the facts and law for purposes of the arbitration, and shall not otherwise use or disclose such matter. At the request of either Party, the protective order shall be entered as an award of the arbitration panel and shall enable either Party to obtain the assistance of a court of competent jurisdiction to enter equitable decrees or other relief to enforce the provisions of the order as if it had been entered by that court.

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16.4.5     Effect of Decision. The decision of the arbitrators shall state the reason for the award and shall be final, binding and conclusive upon the Parties, after the award is subject to judicial review as provided under the Federal Arbitration Act, by a court of competent jurisdiction in the United States. The Parties shall comply with such decision in good faith as if it were a final decision of a court. Judgment upon the award shall be entered in any court of competent jurisdiction. Any award made in connection with any arbitration shall be made in Dollars.

16.4.6     Rights of Third Parties. Notwithstanding the agreement to arbitrate any dispute between IntelGenx and Edgemont, in the event that a controversy or claim between IntelGenx and Edgemont involves an adjudication of the rights of a Third Party, and that Third Party does not agree to submit to arbitration and would under Rule 19(a) of the Federal Rules of Civil Procedure, if feasible, be joined as an indispensable Party, then the dispute shall be brought to, and determined by, a court of the competent jurisdiction

16.4.7     Interim Relief. Upon the application of either Party to this Agreement, regardless of whether or not an arbitration, mediation or attempt to settle amicably has yet been initiated, all courts having jurisdiction over one or more of the Parties are authorized to: (a) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a Party’s interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (b) enter and enforce in any lawful manner such judgments for equitable relief as may be necessary to prevent harm to a Party’s interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement

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16.4.8     Costs of Arbitration. Each Party shall be responsible for its own expenses associated with any arbitration proceeding hereunder, except that the Parties agree to share the arbitrators’ fees equally, and except that the arbitrators shall award to the prevailing party (to be paid by the other party) its reasonable attorneys and other fees and costs of the arbitration.

16.5     Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IntelGenx, to:

President and CEO,
IntelGenx Corp.
6425 Abrams
Ville St-Laurent (Quebec) H4S 1X9
Canada Phone: +1 514-331-7440

If to Edgemont, to:

Doug Saltel, President and CEO,
Edgemont Pharmaceuticals, LLC.
7000 North MoPac Expressway, Suite 200
Austin, TX 78731,
USA,
Phone: +1 512-550-8555

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or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or if sent by electronic mail followed by facsimile. It is understood and agreed that Section 16.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

16.6     Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including the term sheet executed between the Parties dated November 14, 2011, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

16.7     Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

16.8     Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

16.9     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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16.10     No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

16.11     Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

16.12     Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

IntelGenx Corp.	Edgemont Pharmaceuticals Inc.
Signature: ____________________	Signature: ____________________
Name: ____________________	Name: ____________________
Title: ____________________	Title: ____________________

Exhibit 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Horst Zerbe, Chief Executive Officer of the IntelGenx Technologies Corporation (the "registrant"), certify that:

1. I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 14, 2012

/s/ Horst Zerbe
Horst Zerbe
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Paul Simmons, Principal Accounting Officer of IntelGenx Technologies Corporation (the "registrant"), certify that:

1. I have reviewed this quarterly report on Form 10-Q/A of IntelGenx Technologies Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 14, , 2012

/s/ Paul Simmons
Paul Simmons
Principal Accounting Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corporation (the "Company") on Form 10-Q for the period ending March 31, 2012, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Horst Zerbe, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Horst Zerbe
Horst Zerbe
Chief Executive Officer
May 14, 2012

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corporation(the "Company") on Form 10-Q for the period ending March 31, 2012, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Paul Simmons, Principal Accounting Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Paul Simmons
Paul Simmons
Principal Accounting Officer
May 14, 2012

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.